Exhibit 99.1

January 6, 2006

FOR IMMEDIATE RELEASE

PROPEX FABRICS ANNOUNCES ACQUISITION

Austell, GA (January 6)—Propex Fabrics Inc. (“Propex”) and SI Concrete Systems Corporation and SI Geosolutions Corporation (“SI”) announced today that a definitive agreement has been entered into whereby Propex will purchase SI.

Ed Stanczak will remain CEO and President of the combined entity. Headquarters will be relocated to northern Atlanta, where growing the companies’ international presence will be a priority. According to Mr. Stanczak, “It is our intention to create a highly diversified and balanced company which will become the best of the best. The intended combination is a classic example of two good companies combining to become one great company. This will be great for customers, employees, shareholders, and suppliers.”

Joe Dana, current CEO of SI, will become the President of North American Operations with its headquarters located in Chattanooga, TN. Mr. Dana commented, “The combination will create opportunities to leverage the capabilities of each organization to optimize operations and generate profitable growth. We will continue to be market driven and innovation focused with special emphasis on maintaining exceptional service to all customers.”

The combined entity will be one of the world’s leading producers of polypropylene-based fabrics for primary and secondary carpet backing, geosynthetic applications and a variety of other industrial end uses. The acquisition is expected to close by the end of January 2006.

Propex was acquired in December 2004 by a group of investors led by Houston—based The Sterling Group, L.P., San Francisco – based Genstar Capital, L.P. and Houston – based Laminar Direct Capital, L.P.

Propex is the world’s largest producer of primary and secondary carpet backing, and a leading manufacturer and marketer of polypropylene synthetic fabrics used in a variety of other industrial applications.

SI is a market leader in providing innovative, high-performance products that provide support, strength, and stabilization solutions for its customers in the Furnishings and Construction Materials markets.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These include statements regarding the expected closing of the acquisition. Actual results could differ materially from those contemplated by such forward-looking statements as a result of any number of factors and uncertainties, many of which are beyond the control of Propex. Important factors that could cause actual results to differ materially from those in such forward-

looking statements are enumerated in Propex’s periodic reports filed with the Securities and Exchange Commission. Undue reliance should not be placed upon any forward-looking statements, and Propex undertakes no obligation to update those statements.

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